ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF

                                 MediaBay, Inc.
                                 (present name)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted)

The attached Exhibit A is added to ARTICLE III




SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

THIRD: The date of each amendment's adoption:  January 17, 2002

FOURTH: Adoption of Amendment(s) (CHECK ONE)

     |_| The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

     |_| The amendment(s) was/were approved by the shareholders through voting groups.
          The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

               "The number of votes cast for the amendment(s) was/were
               sufficient for approval by                             ."
                                          ----------------------------
                                                   voting group

     |X| The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

     |_| The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 17th day of January, 2002.

Signature       /s/ Norton Herrick
            --------------------------------------------------------------------
               (By the Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)

                                       OR

                   (By a director if adopted by the directors)

                                       OR

              (By an incorporator if adopted by the incorporators)

                                 Norton Herrick
                              Typed or printed name

                                    Director
                                      Title

                                    EXHIBIT A

                              SERIES A CONVERTIBLE
                                 PREFERRED STOCK

     Section 1. Designation and Amount: Stated Capital. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"), the par value thereof shall be no par value per share and the number of shares constituting the Series A Convertible Preferred Stock shall be 75,000. The amount to be represented in stated capital at all times for each share of Series A Convertible Preferred Stock shall be $100.00.

     Section 2. Rank. With respect to dividend rights and rights on liquidation, winding-up and dissolution, the Series A Convertible Preferred Stock will rank:
(i) senior to: (A) the common stock, no par value (the "Common Stock"); (B) all other classes of common stock and (C) each other class or series of preferred stock of the Corporation now or hereafter established by the Board of Directors (the "Board of Directors" or the "Board") of the Corporation, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Convertible Preferred Stock as to dividend and redemption rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Junior Stock"); (ii) on a parity with each other class or series of preferred stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Convertible Preferred Stock as to dividend and redemption rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and (iii) junior to each class or series of preferred stock of the Corporation established hereafter by the Board, the terms of which class or series expressly provide that such class or series will rank senior to the Series A Convertible Preferred Stock as to dividend and redemption rights or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock").

     Section 3. Dividends and Distributions.

     (a) The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive dividends at the rate of $9.00 per share of the Series A Convertible Preferred Stock per annum, and no more, payable, at the holder's option, in (i) additional shares of Series A Convertible Preferred Stock, (ii) shares of Common Stock or (iii) cash, provided that, if a holder elects to receive a dividend payment in cash, that payment will accrue until the Corporation is permitted to make such payment in cash under the Credit Agreement dated as of December 31, 1998 by and among the Corporation, Fleet National Bank, as agent, and the lenders, as amended. If a holder of Series A Convertible Preferred Stock elects to receive a dividend payment in shares of common stock or additional shares of Series A Preferred Stock, the holder shall provide written notice to the Corporation of the holder's election on or prior to the fifth (5th) day prior to the Dividend Payment Date (defined below).

     (b) Dividends shall accrue and be payable quarterly, in arrears, on the last day of March, June, September and December in each year, beginning March 2002 (each, a "Dividend Payment Date"). The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a payment of a dividend declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

     (c) In the event that the holder elects to receive a dividend payment in shares of Common Stock, the number of shares of Common Stock issuable as payment of such dividend shall be determined by dividing the total amount of dividends due by the "Fair Market Value" of the Common Stock. For Purposes of this Section 3(c) "Fair Market Value" shall mean the closing bid price on the day prior to such date, as (a) officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or as reported in the Nasdaq National Market System, or, (b) if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market System, the closing sale price as furnished by (i) the National Association of Securities Dealers, Inc. through Nasdaq or (ii) a similar organization if Nasdaq is no longer reporting such information, or (c) if such information is no longer reported by Nasdaq or a similar organization, the fair market value of the Common Stock as determined in good faith by resolution of the independent directors of the Company based on the best information available to it for the day immediately preceding the Exchange Date and the day of Exchange Date.

     Section 4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, a sum in cash equal to $100.00 per share (the "Liquidation Preference"), together with an amount equal to the dividends accrued and unpaid thereon (whether or not declared) to the date of final distribution to such holders, without interest, and no more, before any payment shall be made or any assets distributed to the holders of any Junior Stock; provided, however, that such rights shall accrue to the holders of Series A Convertible Preferred Stock only if the Corporation's payments with respect to the liquidation preference of the holders of Senior Stock are fully met. After the liquidation preferences of the Senior Stock are fully met, the entire assets of the Corporation available, for distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and any Parity Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the accrued and unpaid dividends and the Liquidation Preference of the shares of Series A Convertible Preferred Stock as provided in this Section 4, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

     Section 5. No Sinking Fund.

     The shares of Series A Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

     Section 6. Conversion.

     (a) Each holder of Series A Convertible Preferred Stock shall have the right to convert the Series A Convertible Preferred Stock, at any time, from time to time, in whole or in part, into shares of Common Stock in accordance with this Section 6. Each share of Series A Convertible Preferred Stock shall be convertible at the Corporation's office into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the Conversion Rate (as hereinafter defined), in effect at the time of conversion. The "Conversion Rate" shall be equal to a fraction, (i) the numerator of which is equal to the Liquidation Preference plus accrued and unpaid dividends though the Conversion Date and (ii) the denominator is the Stock Price (as hereinafter defined). The "Stock Price" shall be $.56, subject to adjustment as provided in this Section
6. Notwithstanding anything in this Section 6 to the contrary, no change in the Conversion Rate shall actually be made until the cumulative effect of the adjustments called for by this Section 6 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%. However, once the cumulative effect would result in such a change, the Conversion Rate shall actually be changed to reflect all adjustments called for by this Section 6 and not previously made.

     (b) The right of the holders of Series A Convertible Preferred Stock to convert their shares shall be exercised by surrendering for such purposes to the Corporation or its agent, as provided above, certificates representing shares of Series A Convertible Preferred Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer and a notice of conversion. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder (or transferee upon death) of the share of the Series A Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

     (c) The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series A Convertible Preferred Stock outstanding upon the basis hereinbefore provided are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of Section 6(d). If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series A Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series A Convertible Preferred Stock on the new basis.

     (d) In case of any consolidation or merger of the Corporation with any other corporation or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange, in each case pursuant to which all of the outstanding shares of Common Stock are converted into other securities, cash or other property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of Series A Convertible Preferred Stock then outstanding shall have the right thereafter (in lieu of the right to convert into Common Stock, which right shall cease) to convert such shares of Series A Convertible Preferred Stock into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If, in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other property upon completion of such transaction, the Corporation shall provide or cause to be provided each holder of Series A Convertible Preferred Stock the right to elect the securities, cash (other than by the exercise of appraisal rights) or other property into which the Series A Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this Section 6(d) have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

     (e) Upon the surrender of certificates representing shares of Series A Convertible Preferred Stock, the person converting shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other property as herein provided.

     (f) No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of (i) the Stock Price and (ii) such fraction of a share.

     (g) The Conversion Rate shall be adjusted from time to time under certain circumstances, in case the Corporation shall (i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine the shares of its outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which it would have owned or have been entitled to receive after the happening of such event had such Series A Convertible Preferred Stock been converted immediately prior to the record date for such event (or if no record date has been established in connection with such event, the effective date for such action). An adjustment pursuant to this Section 6(g) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification. All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

     (h) If at any time as a result of an adjustment made pursuant to Section 6(g), the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash, or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6(g) above.

     (i) Except as otherwise provided above in this Section 6, no adjustment in the Conversion Rate shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

     (j) Whenever the Conversion Rate is adjusted, the Corporation will give notice by mail to the holders of record of Series A Convertible Preferred Stock, which notice shall be made within 45 days after the effective date of such adjustment and shall state the adjustment and the Conversion Rate. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

     (k) Whenever the Corporation shall propose to take any of the actions specified in Section 6(d) or in Section 6(g) which would result in any adjustment in the Conversion Rate under this Section 6, the Corporation shall use its best efforts to cause a notice to be mailed at least 10 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action, to the holders of record of the outstanding Series A Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to mail the notice or any defect in such notice shall not affect the validity of the transaction.

     Section 7. Voting Rights.

     (a) Except as otherwise required by law or by the Articles of Incorporation, these Articles of Amendment or any other amendment to the Articles of Incorporation, the holders of the Series A Convertible Preferred Stock shall have a number of votes equal to the number of shares of Series A Convertible Preferred Stock held multiplied by a fraction, the numerator of which is the Liquidation Preference and the denominator of which is $1.75, and shall vote together with the holders of Common Stock as a single class on all matters submitted to the stockholders for a vote.

     (b) The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series A Convertible Preferred Stock, voting separately as a class, will be required for:

          (i) any amendment, alteration or repeal of this Articles of Amendment or the Articles of Incorporation, if such amendment, alteration or repeal materially and adversely affects the rights, preferences or privileges of the Series A Convertible Preferred Stock, including the creation, authorization or issuance of any series or shares of Senior Stock or Parity Stock or the increase in the amount of authorized capital stock of any class;

          (ii) the creation, authorization or issuance of any series or shares of capital stock convertible into Common Stock,

          (iii) any merger, consolidation or business combination or similar transaction, other than if (A) the Corporation is the surviving entity and
     (B) the shareholders of the Corporation prior to such transaction continue to hold a majority of the capital stock of the Corporation following the transaction;

          (iv) incur or permit to exist any indebtedness or liens, except as permitted by the amended and restated credit agreement dated as of April 30, 2001 among the Corporation, Radio Spirits, Inc., Audio Book Club, ING (U.S.) Capital LLC, as administrative agent, and the lenders, as in effect on the first date on which Series A Convertible Preferred Stock is issued (the "Credit Agreement");

          (v) declare or pay any dividends on, purchase, redeem or retire for value, any capital stock (other than Series A Convertible Preferred Stock) or make any distribution of assets, capital stock, warrants, rights, options, obligations to the Corporation's shareholders; or

          (vi) sell, transfer or dispose of assets, except as permitted by
     Section 6.5 of the Credit Agreement.

     (c) Such right of the holders of Series A Convertible Preferred Stock to vote as hereinabove provided may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof.

          Section 8. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

     Section 9. Preemptive Rights. The holders of the Series A Preferred Stock are not entitled to any preemptive rights.

     Section 10. Outstanding Shares. All shares of Series A Convertible Preferred Stock shall be deemed outstanding except: (i) from the date of surrender of certificates representing shares of Series A Convertible Preferred Stock for conversion into Common Stock, all shares of Series A Convertible Preferred Stock converted into Common Stock; and (ii) from the date of registration of transfer, all shares of Series A Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation